Exhibit 99.11
China Natural Gas Closes $20 Million of Previously Announced
$40 Million Financing

NEW YORK, March 11 (PRNewswire) — China Natural Gas, Inc. (OTC Bulletin Board: CHNG - News), one of the leading providers of pipeline natural gas for industrial, commercial and residential use and compressed natural gas (CNG) for vehicular fuel in Xi'an, China, today announced the closing of the second half, or $20 million, of its previously announced $40 million debt financing with Abax Lotus Ltd., an affiliated entity of Abax Global Capital ("AGC") announced previously in January, 2008.

The net proceeds from the offering will be used for the construction of the Company's previously announced LNG processing facility in the Shaanxi Province and for the construction and acquisition of additional CNG filling stations throughout Xi'an and other regions of China.

The Company and Abax Lotus Ltd. entered into a Purchase Agreement dated as of December 30, 2007, and as amended on January 29, 2008, pursuant to which the Company agreed to (i) the issuance and sale of up to RMB145 million (approximately US$20 million) in principal amount of its 5.0% Guaranteed Senior Notes due 2014, (ii) the grant by the Company to the Abax Lotus Ltd. of the option to purchase up to RMB145 million (the equivalent of US$20 million) in principal amount of its 5.0% Guaranteed Senior Notes due 2014 (the "First Option Notes"), (iii) the grant by the Company to Abax Lotus Ltd. of the option to purchase up to RMB73 million (approximately US$10 million) in principal amount of its 5.0% Guaranteed Senior Notes due 2014, and (iv) the issuance of warrants representing the right to purchase 2,900,000 shares of the Company's common stock. Abax Lotus Ltd. elected to exercise its option to purchase the First Option Notes with the First closing completed on March 10, 2008. As of today, the Company has issued RMB290 million in principal amount of its 5.0% Guaranteed Senior Notes due 2014 and warrants representing the right to purchase 2,900,000 shares of the Company's common stock to Abax Lotus Ltd. for US$40 million.

More information can be obtained from the Company's recently filed Form 8-K, recently filed on January 29, 2008.

About China Natural Gas, Inc.

China Natural Gas, Inc., ("CHNG"), is the first China-based natural gas company publicly traded in the US. It currently owns and operates a 120 kilometer long compressed natural gas pipeline in Xi'an, China, a fast growing Chinese city supported by a population of approximately eight million and is the "gateway" to the broad Western regions of China. CHNG has three profitable business segments: end user delivery of natural gas services to residential, commercial and industrial customers; wholesale natural gas to retail natural gas filling stations; and retail natural gas at company-owned natural gas filling stations. The city of Xi'an has approximately 20,000 Taxis, 3,000 buses and 2,000 special purpose vehicles that are powered by compressed natural gas.

This press release may contain forward-looking statements. These statements are based on the current expectations or beliefs of China Natural Gas, Inc. management and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements, including the fluctuation of natural gas prices, the availability of natural gas supplies, changes in governmental regulations and/or economic policies.

About Abax Global Capital

Abax Global Capital ("AGC") is a leading Hong Kong based investment firm focused on Pan-Asian public and private investments with a particular emphasis on Greater China and South East Asia. AGC's objective is to invest in and create value for small to mid-sized Asian enterprises, thereby generating returns for all stakeholders. Morgan Stanley Investment Management is a minority shareholder of AGC, an independently managed investment company.

Certain of the statements made herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements typically involve risks and uncertainties and may include financial projections or information regarding our future plans, objectives or performance. Actual results could differ materially from the expectations reflected in such forward-looking statements as a result of a variety of factors, including the risks associated with the effect of changing economic conditions in The People's Republic of China, variations in cash flow, reliance on collaborative retail partners and on new product development, variations in new product development, risks associated with rapid technological change, and the potential of introduced or undetected flaws and defects in products, and other risk factors detailed in reports filed with the Securities and Exchange Commission from time to time.

CONTACT
Integrated Corporate Relations, Inc.
In the U.S.:

Ashley Ammon MacFarlane
203-682-8200
In China:
Dan Joseph
86-21-6122-1077